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                                                                Exhibit 10.4

                                                                CONFIDENTIAL

                                                                December 9, 1998


Mr. Frank Plenskofski


Dear Frank:

         I am delighted that we have been able to work out together the details of your continued employment with the Company through December 31, 2000. As we discussed, this letter sets forth the terms of the agreements we have reached, as follows:

         1. Your salary for 1999 will be not less than $200,000, and for 2000, not less than $220,000, and you will continue to receive the fringe benefits provided to other executives of the Company, including health, life and disability insurance.

         2. You will receive a bonus for 1998 of $75,000, payable on the Company's next regular payroll date after the date of this agreement.

         3. So long as the Company's pro forma, fully-diluted, net income per share continues to grow (after excluding any substantial effects of acquisitions of other businesses), your bonuses for 1999 and 2000 will be at least as much as your bonus for the previous year, if you are employed by the Company on the last day of such year.

         4. On the date you accept this agreement, you will be granted an option to purchase 40,000 of the Company's common shares pursuant to the terms of the Company's 1996 stock option plan. The exercise price will be the price on the date of your acceptance. The option will vest annually over a three-year period beginning one year from the date of grant, and will otherwise be subject to the terms of the stock option plan. The vested portion of this option and the options granted to you in January 1997, April 1997 and May 1998 will continue to be exercisable for up to 18 months after the Company terminates your employment without cause.

         5. If your employment with the Company terminates prior to January 1, 2001, you will receive additional amounts from the Company only if the Company terminates your employment other than for cause or your death or disability. In that event, the salary payments described above will continue through December 31, 2000 (unless you die or become disabled prior to that date), subject to an obligation on your part to seek other employment, with the Company to receive credit for amounts earned in such other employment. Notwithstanding anything in this agreement to the contrary, if the Company's President is not Daniel Gilbert at any time after the date of this agreement and before December 31, 2000, you may resign within 10 days after you first know there is another President of the Company, and if you so resign, (i) Paragraph 8 of this agreement will not apply after such resignation, except with respect to competition through a Michigan-based mortgage lender, and (ii) you will receive 25% of your then current annual salary as your exclusive severance benefits.

         6.       Your employment after December 31, 2000 will be at will.



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Mr. Plenskofski                                                     CONFIDENTIAL
December 9, 1998
Re: Empolyment Letter


         7. Both during your employment with the Company and thereafter, all confidential information of the Company will be retained by you in strictest confidence and will not be disclosed or used by you other than for the benefit of the Company.

         8. Through December 31, 2000, whether employed by the Company or not, you will not, in any way, directly or indirectly, compete with the business of the Company, whether as an owner, employee, investor or otherwise.

         9. For a period ending 18 months after the date on which your employment with the Company terminates, you will not, directly or indirectly, solicit or hire any person employed by the Company within one year prior to your termination of employment with the Company.

         10. Because of the special and unique character of a violation of any of the provisions of paragraphs 7, 8 and 9 above, and because the amount of injury suffered by the Company as a result of any such violation will be difficult, if not impossible, to determine and to compensate adequately by monetary damages, you agree that the Company will be entitled, in addition to all other remedies available to it, to an injunction or similar equitable relief, restraining any such violation; and you waive any requirement that the Company post any bond in connection with obtaining such relief.

         11. Any provision of this agreement which is deemed invalid shall be modified to the extent necessary to become enforceable, and no invalid provision shall affect the validity of any other provision of this agreement.

         Please review this letter carefully and have your attorney do so as well. If the letter accurately sets forth our entire understanding, please sign the enclosed copy and return it to me.

         If you have any questions, please let me know.

         I look forward to our continued close and mutually-beneficial association.

                                          Very truly yours,

                                          ROCK FINANCIAL CORPORATION

                                          By       /s/ DANIEL GILBERT
                                            ------------------------------------
                                                   Daniel Gilbert, Chairman




The foregoing is accepted
and agreed to:

/s/ FRANK PLENSKOFSKI
------------------------------------
         Frank Plenskofski